Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-275664-01) and in the related Prospectus of our report dated February 27, 2025 with respect to the consolidated financial statements of United Airlines, Inc., included in this Annual Report (Form 10-K) of United Airlines, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2025